Filed Pursuant to Rule 433
                                                         File No.: 333-132249-11

      The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the depositor.

      The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC (the "Underwriter") makes no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The Underwriter and its affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

                         THE SERIES 2006-9 CERTIFICATES



                              Initial Class         Pass-
Class or                        Balance or         Through
Component                  Component Balance(1)     Rate                Principal Types
------------------------   --------------------    -------     ----------------------------------
Offered Certificates

Class 1-CB-1                       $161,687,623      6.000%    Super Senior, Pass-Through
Class 1-CB-R                               $100      6.250%    Senior, Sequential Pay
Class CB-IO                                  (3)     6.250%    Senior, Notional Amount
Class 2-NC-1                        $30,772,877      6.000%    Super Senior, Pass-Through
Class NC-IO                                  (3)     6.250%    Senior, Notional Amount
Class A-1                                    (4)        (4)    Super Senior, Component
Class A-2                                    (5)        (5)    Super Senior, Component
Class A-3                                    (6)        (6)    Senior, Notional Amount, Component
Class A-4                                    (7)        (7)    Super Senior Support, Component
Class 30-PO                                  (8)        (8)    Senior, Component
Class B-1                            $8,580,000      6.250%    Subordinated
Class B-2                            $2,860,000      6.250%    Subordinated
Class B-3                            $2,187,000      6.250%    Subordinated
Components

Class 1-A-1                         $27,733,877      6.000%    Super Senior, Pass-Through
Class 2-A-1                          $5,266,123      6.000%    Super Senior, Pass-Through
Class 1-A-2                         $63,140,500         (9)    Super Senior, Pass-Through
Class 2-A-2                         $12,013,000         (9)    Super Senior, Pass-Through
Class 1-A-3                                 (10)       (11)    Notional Amount
Class 2-A-3                                 (10)       (11)    Notional Amount




Class or                                                            Minimum      Incremental
Component                             Interest Types              Denomination   Denomination   Certificate Form
------------------------   ------------------------------------   ------------   ------------   ----------------
Offered Certificates

Class 1-CB-1                                         Fixed Rate         $1,000             $1   Book-Entry
Class 1-CB-R                                         Fixed Rate           $100            N/A   Definitive
Class CB-IO                           Fixed Rate, Interest Only     $1,000,000             $1   Book-Entry
Class 2-NC-1                                         Fixed Rate         $1,000             $1   Book-Entry
Class NC-IO                           Fixed Rate, Interest Only     $1,000,000             $1   Book-Entry
Class A-1                                            Fixed Rate         $1,000             $1   Book-Entry
Class A-2                                         Floating Rate         $1,000             $1   Book-Entry
Class A-3                  Inverse Floating Rate, Interest Only     $1,000,000             $1   Book-Entry
Class A-4                                            Fixed Rate         $1,000             $1   Book-Entry
Class 30-PO                                      Principal Only        $25,000             $1   Book-Entry
Class B-1                                            Fixed Rate        $25,000             $1   Book-Entry
Class B-2                                            Fixed Rate        $25,000             $1   Book-Entry
Class B-3                                            Fixed Rate        $25,000             $1   Book-Entry
Components

Class 1-A-1                                          Fixed Rate            N/A            N/A                N/A
Class 2-A-1                                          Fixed Rate            N/A            N/A                N/A
Class 1-A-2                                       Floating Rate            N/A            N/A                N/A
Class 2-A-2                                       Floating Rate            N/A            N/A                N/A
Class 1-A-3                Inverse Floating Rate, Interest Only            N/A            N/A                N/A
Class 2-A-3                Inverse Floating Rate, Interest Only            N/A            N/A                N/A


                                                  Initial Rating
                                                  of Certificates
Class or                     Final Scheduled      ---------------
Component                  Distribution Date(2)   Fitch   Moody's
------------------------   --------------------   -----   -------
Offered Certificates

Class 1-CB-1                   January 25, 2037     AAA       Aaa
Class 1-CB-R                   January 25, 2037     AAA      None
Class CB-IO                    January 25, 2037     AAA       Aaa
Class 2-NC-1                   January 25, 2037     AAA       Aaa
Class NC-IO                    January 25, 2037     AAA       Aaa
Class A-1                      January 25, 2037     AAA       Aaa
Class A-2                      January 25, 2037     AAA       Aaa
Class A-3                      January 25, 2037     AAA       Aaa
Class A-4                      January 25, 2037     AAA       Aa1
Class 30-PO                    January 25, 2037     AAA       Aaa
Class B-1                      January 25, 2037      AA      None
Class B-2                      January 25, 2037       A      None
Class B-3                      January 25, 2037     BBB      None
Components

Class 1-A-1                                 N/A     N/A       N/A
Class 2-A-1                                 N/A     N/A       N/A
Class 1-A-2                                 N/A     N/A       N/A
Class 2-A-2                                 N/A     N/A       N/A
Class 1-A-3                                 N/A     N/A       N/A
Class 2-A-3                                 N/A     N/A       N/A



                              Initial Class         Pass-
Class or                        Balance or         Through
Component                  Component Balance(1)     Rate                Principal Types
------------------------   --------------------    -------     ----------------------------------
Class 1-A-4                         $13,714,000      6.250%    Super Senior Support, Pass-Through
Class 2-A-4                          $2,609,000      6.250%    Super Senior Support, Pass-Through
Class 1-30-PO                        $1,928,877        (12)    Ratio Strip
Class 2-30-PO                          $265,466        (12)    Ratio Strip

Non-Offered Certificates
Class B-4                            $1,514,000      6.250%    Subordinated
Class B-5                            $1,178,000      6.250%    Subordinated
Class B-6                            $1,009,912      6.250%    Subordinated




Class or                                                            Minimum      Incremental
Component                             Interest Types              Denomination   Denomination   Certificate Form
------------------------   ------------------------------------   ------------   ------------   ----------------
Class 1-A-4                                          Fixed Rate            N/A            N/A                N/A
Class 2-A-4                                          Fixed Rate            N/A            N/A                N/A
Class 1-30-PO                                    Principal Only            N/A            N/A                N/A
Class 2-30-PO                                    Principal Only            N/A            N/A                N/A

Non-Offered Certificates
Class B-4                                            Fixed Rate            N/A            N/A                N/A
Class B-5                                            Fixed Rate            N/A            N/A                N/A
Class B-6                                            Fixed Rate            N/A            N/A                N/A


                                                  Initial Rating
                                                  of Certificates
Class or                     Final Scheduled      ---------------
Component                  Distribution Date(2)   Fitch   Moody's
------------------------   --------------------   -----   -------
Class 1-A-4                                 N/A     N/A       N/A
Class 2-A-4                                 N/A     N/A       N/A
Class 1-30-PO                               N/A     N/A       N/A
Class 2-30-PO                               N/A     N/A       N/A

Non-Offered Certificates
Class B-4                                   N/A      BB      None
Class B-5                                   N/A       B      None
Class B-6                                   N/A    None      None


------------------------

(1) Approximate. The initial class balance of the offered certificates may vary by a total of plus or minus 5%.

(2) The final scheduled distribution date represents the distribution date in the month following the latest maturity date of any mortgage loan in the related loan group or the mortgage pool, as the case may be. The actual final payment on your offered certificates could occur earlier or later than the final scheduled distribution date.

(3) The Class CB-IO and Class NC-IO Certificates are interest only certificates, have no class balances and will bear interest on their notional amounts (initially approximately $16,553,726 and $4,429,341, respectively).

(4) The Class A-1 Certificates will be deemed for purposes of distributions of principal and interest to consist of two components: the Class 1-A-1 and Class 2-A-1 Components. The components of a class are not severable. The initial class balance of the Class A-1 Certificates will be approximately $33,000,000.

(5) The Class A-2 Certificates will be deemed for purposes of distributions of principal and interest to consist of two components: the Class 1-A-2 and Class 2-A-2 Components. The components of a class are not severable. The initial class balance of the Class A-2 Certificates will be approximately $75,153,500.

(6) The Class A-3 Certificates are interest only certificates and will be deemed for purposes of distributions of interest to consist of two components: the Class 1-A-3 and Class 2-A-3 Components. The components of a class are not severable. The initial notional amount of the Class A-3 Certificates will be approximately $75,153,500.

(7) The Class A-4 Certificates will be deemed for purposes of distributions of principal and interest to consist of two components: the Class 1-A-4 and Class 2-A-4 Components. The components of a class are not severable. The initial class balance of the Class A-4 Certificates will be approximately $16,323,000.

(8) The Class 30-PO Certificates are principal only certificates and will be deemed for purposes of distributions of principal to consist of two components: the Class 1-30-PO and Class 2-30-PO Components. The components of a class are not severable. The initial class balance of the Class 30-PO Certificates will be approximately $2,194,343.

(9) During the initial interest accrual period, interest will accrue on the Class 1-A-2 and Class 2-A-2 Components at the rate of 5.720% per annum. During each interest accrual period after the initial, interest will accrue on the Class 1-A-2 and Class 2-A-2 Components at a per annum rate equal to (i) 0.400% plus (ii) one-month LIBOR, subject to a minimum rate of 0.400% and a maximum rate of 7.000%.

(10) The Class 1-A-3 and Class 2-A-3 Components are interest only components, have no principal balance and will bear interest on their notional amounts (initially approximately $63,140,500 and $12,013,000, respectively).

(11) During the initial interest accrual period, interest will accrue on the Class 1-A-3 and Class 2-A-3 Components at the rate of 1.280% per annum. During each interest accrual period after the initial, interest will accrue on the Class 1-A-3 and Class 2-A-3 Components at a per annum rate equal to (i) 6.600% minus (ii) one-month LIBOR, subject to a minimum rate of 0.000% and a maximum rate of 6.600%.

(12) The Class 1-30-PO and Class 2-30-PO Components are principal only components and will not be entitled to distributions of interest.

      Senior Principal Distribution Amount

      For the Senior Non-PO Certificates of group 1:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 1 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 1 remaining after payment of funds due to the Trustee and distributions of interest on the group 1 Certificates and Components and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 1 and the denominator of which is the sum of the PO Principal Amount for loan group 1 and the Senior Principal Distribution Amount for loan group 1, as principal, sequentially, as follows:

      first, to the Class 1-CB-R Certificate, until its Class Balance has been reduced to zero; and

      second, concurrently, to the Class 1-CB-1 Certificates and the Class 1-A-1, Class 1-A-2 and Class 1-A-4 Components, pro rata, until their Class Balance and Component Balances have been reduced to zero.

      For the Senior Non-PO Certificates of group 2:

      On each Distribution Date, the Trustee will distribute an amount equal to the lesser of (a) the Senior Principal Distribution Amount for loan group 2 for that Distribution Date and (b) the product of (1) the Pool Distribution Amount for loan group 2 remaining after payment of funds due to the Trustee and distributions of interest on the group 2 Certificates and Components and (2) a fraction, the numerator of which is the Senior Principal Distribution Amount for loan group 2 and the denominator of which is the sum of the PO Principal Amount for loan group 2 and the Senior Principal Distribution Amount for loan group 2, as principal, concurrently, to the Class 2-NC-1 Certificates and the Class 2-A-1, Class 2-A-2 and Class 2-A-4 Components, pro rata, until their Class Balance and Component Balances have been reduced to zero.

      The preceding distribution priorities for a group will not apply on any Distribution Date on or after the Senior Credit Support Depletion Date. On each of those Distribution Dates, the amount to be distributed as principal to the Senior Non-PO Certificates and Components of a group will be distributed, concurrently, as principal to the classes and Components of Senior Non-PO Certificates and Components of that group pro rata.